Exhibit 99.1

NEWS RELEASE

Turning Point Brands, Inc. reports first quarter 2017 results

LOUISVILLE, Ky. (May 11, 2017) - Turning Point Brands, Inc. (NYSE: TPB), a leading provider of Other Tobacco Products (“OTP”) today announced financial results for the first quarter ended March 31, 2017.

“Today marks the one-year anniversary of our initial public offering and listing on the NYSE”, said TPB President and Chief Executive Officer, Larry Wexler.  “Over the course of the last twelve months, we have produced strong operating results and improved our cash flow, completed two acquisitions and refinanced our debt.  We expect to continue to generate organic growth from our focus brands, Zig-Zag, Stoker’s, and VaporBeast.  We plan to use our strong cash flow to further strengthen our brands, reduce our debt and fund acquisitions. We believe that we are increasingly well-positioned to continue to grow the business and improve our operating performance.”

First Quarter 2017 Results at a Glance
(Comparisons vs. first quarter 2016)

✓	Net sales increased 33.9% to a record $66.8 million
✓	Gross profit increased 12.2% to a record $27.7 million
✓	Non-recurring non-cash charge on extinguishment of debt associated with refinancing incurred in the first quarter of $6.1 million
✓	Net income of $1.9 million
✓	Adjusted EBITDA increased 9.5% to $13.6 million (see Schedule A for a reconciliation to net income)
✓	Salesforce infrastructure investment continued with manpower for the quarter up approximately 7%
✓	Other highlights from the first quarter:
o	Completed the first full quarter for the Wind River smokeless tobacco brands and for the VaporBeast e-commerce business
o	Increased retail market share in both chewing tobacco and moist snuff tobacco (“MST”) according to MSAi[1]
o	Expanded retail market share in cigarette papers and held an 81% share in Make-Your-Own (“MYO”) cigar wraps
o	The quarter had one additional shipping day to the trade versus 2016

[1]
Management Science Associates, Inc. (“MSAi”) administers a proprietary information system that captures sales from approximately 1,000 wholesalers to over 250,000 retailers. TPB measures “MST” excluding pouch and snus products.

Recent Events:

•
TPB entered into a strategic partnership with Vapor Shark, a leading distributor and manufacturer of premium vaping e-liquids and hardware, with nationwide distribution through independent retail vape shops as well as owned and franchised Vapor Shark branded retail locations. TPB and Vapor Shark have agreed to explore ways to work together to provide best-in-class service to the wholesale vapor channel.

Management Observations on the First Quarter

Smokeless Products Segment (30% of total net sales)

Smokeless products net sales for the first quarter increased 10.4% to $20.2 million on the continuing growth of Stoker’s MST.  Despite an increasingly competitive environment, Stoker’s MST cases shipped in the quarter rose about 9%.  Smokeless products volume comparisons to the prior year were favorably impacted by one additional shipping day for the 2017 period, partially offset by the impact of the Pennsylvania excise tax increase (see excise tax discussion below) and by an increase in returned goods relative to the low volume of returns incurred during the new product introductory period a year-ago.  For the quarter, volume increased 4.6% and price/mix increased 5.8%.

Year-over-year industry volumes for chewing tobacco declined by approximately 5% in the quarter while MST was down approximately 1%, according to MSAi2. TPB outpaced the industry in the quarter and grew its MSAi share in both chewing tobacco and MST.

Gross profit for the Smokeless segment increased 0.5%, to $9.3 million.  Segment gross margin contracted to 45.7% primarily from a LIFO expense of $1.1 million in the quarter and continuing growth of Stoker’s MST, which carries a lower gross margin than chewing tobacco products.  Absent LIFO expense in both years, gross profit increased 7.8% to $10.4 million and gross margin was 51.3%.  (See Schedule B for a reconciliation).

“We have established a strong foundation of Stoker’s MST distribution in independent retailers and are now focused on generating consumer trial in those store sets, while also accelerating our penetration in the chain store universe,” said Wexler.  “We are also on schedule to expand retail distribution of the regional Wind River smokeless brands in late 2017.”

The MST industry increased pricing in late April 2017.  The increase ranged between 2.2% and 3.1% on 1.2oz cans.  Large format tub pricing was more moderate and in the 2.0% range.

[2]	TPB measures industry MST volumes excluding pouch and snus products.

Smoking Products Segment (41% of total net sales)

Net sales of Smoking products decreased $0.7 million for the quarter to $27.2 million.  Net sales in the Smoking segment were unfavorably impacted by the previously communicated year-end 2016 trade inventory buildup on cigarette papers, which was in line with our expectations, and an initial trade inventory impact associated with the April 1, 2017 California tax on MYO cigar wraps (see excise tax discussion below).  Zig-Zag ‘Rillo cigar wraps continued to produce robust sales gains associated with expanded retail distribution.  For the quarter, Smoking products volumes decreased 3.9%, while price/mix increased 1.4%.

Industry volumes for cigarette papers declined by mid-single-digits while MYO cigar wraps grew by low double-digits, according to MSAi.  Zig-Zag increased its market share versus the year-ago period in cigarette papers and held an 81% share in MYO cigar wraps, according to MSAi.

Smoking products gross profit for the quarter decreased by $0.6 million to $13.7 million.  Gross margin decreased to 50.4% of net sales compared with 51.3% for the year-ago quarter of 2016.

NewGen (New Generation) Products Segment (29% of total net sales)

NewGen products net sales for the quarter grew $15.7 million to a record $19.4 million, as a result of the inclusion of a full quarter of VaporBeast’s net sales.  In the first quarter, volume increased 420% while price/mix accounted for an increase of 11%.

Gross profit for the NewGen segment increased for the quarter versus year-ago by $3.6 million to a record $4.7 million.  Gross margin weakened versus a year-ago from 31.0% to 24.3% of net sales for the current period as a result of the mix impact of VaporBeast’s lower distributor margins on the segment.

“The VaporBeast integration is proceeding and results are progressing at better than anticipated levels”, said Wexler.  “Through our November 2016 acquisition of VaporBeast, we now have ready access to the non-traditional retail outlets they serve and sharply enhanced insights into the product forms and attributes consumers are choosing.  Operational improvements are being made across the business and we are pleased with the early progress and are readying plans to more fully leverage the VaporBeast platform late this year.”

Wexler continued, “While our strategic partnership with Vapor Shark is still in the formative stages, we are jointly exploring a number of opportunities to collaborate and capture a larger share of the markets and channels we collectively serve.  We expect to provide more details next quarter.”

Other Performance Measures

Total company net sales growth of 33.9% was driven by volume gains of 30.1% with price/mix contributing another 3.8%.

Consolidated selling, general and administrative (“SG&A”) expenses for the quarter were $16.9 million compared to $13.7 million in 2016 due primarily to the inclusion of a full quarter of VaporBeast’s SG&A, strategic expenses, and sales and marketing infrastructure investments.

For the first quarter of 2017 SG&A:
•	Strategic expenses were $0.3 million versus $0.4 million a year earlier
•	Non-recurring new product launch costs of $0.5 million were $0.3 million higher than year-ago
•	Recurring public company costs were $0.2 million

Non-recurring launch costs in cost of goods sold in the 2017 first quarter were $0.1 million compared to $0.2 million in the first quarter a year-ago.

Interest expense for the quarter ended March 31, 2017 was $4.9 million, which is $3.5 million, or 42%, lower than the year-ago period.  This decrease is principally attributable to lower average debt levels since our initial public offering coupled with the February 2017 refinancing of our debt.

Investment income from our Master Settlement Agreement escrow monies amounted to $0.1 million in the quarter.

For the quarter ended March 31, 2017 diluted earnings per share was $0.10 and included an after-tax non-recurring non-cash charge on extinguishment of debt of $0.19 per diluted share.

Capital expenditures in the quarter totaled $0.4 million.

Total debt at March 31, 2017 was $227.4 million.  Net debt at March 31, 2017 was $225.2 million, compared to $215.3 million as of December 31, 2016, an increase of $9.9 million.  Net debt at March 31, 2017 to rolling twelve month Adjusted EBITDA was 4.2x (see Schedule C for a reconciliation).  Net debt at March 31, 2017 to pro forma acquisition EBITDA was 3.8x (See Schedule D for a reconciliation).

At March 31, 2017, there were 18.8 million common shares outstanding.  Weighted average fully diluted shares for the three months ended March 31, 2017 were 19.6 million.

Impact of Excise Tax Changes

Pennsylvania implemented a $0.55 per ounce excise tax on smokeless products effective October 1, 2016.  The impact of the tax increase on trade volumes in the quarter was material to both the industry and TPB.  Industry volume degradation on a sequential basis was in the mid-teens for chewing tobacco and high-single digits for MST.  TPB outperformed the industry in both chewing tobacco and MST in Pennsylvania, as measured by MSAi.  TPB will continue to monitor the impact this excise tax has on consumer behavior.

California passed Proposition 56 in November 2016, which included new state excise taxes on liquid vapor products and cigar wraps for the first time.  Effective April 1, 2017 all OTP products became subject to the current 27.3% state excise tax.  On July 1, 2017 the tax on all OTP products will increase to the new equalized rate that the industry estimates will be between 62% and 68%.  We believe that the new excise tax on MYO cigar wraps adversely impacted category sales, as California industry sales for the quarter were materially lower versus year-ago.  California represents about 5% of industry MYO cigar wraps, cigars and MST sales and 10% of industry e-cig volumes.  These segment percentages generally parallel TPB sales percentages.  We anticipate that California Proposition 56 will affect trade behavior for the next six months and we will continue to closely evaluate its impact on consumer behavior.

Earnings Conference Call

As previously disclosed, a conference call with the investment community to review TPB’s financial results has been scheduled for 10 a.m. Thursday, May 11, 2017.  Investment community participants should dial in 10 minutes ahead of time using the toll free number 844-889-4324 (International participants should call 412-317-9262).  A live listen-only webcast of the call is available from the Events and Presentations section of the investor relations portion of the company website (www.turningpointbrands.com).  A replay of the webcast will be available on the site one hour following the call.

Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles in the United States (GAAP), this press release includes certain non-GAAP financial measures including Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO.  A reconciliation of these non-GAAP financial measures accompanies this release.

About Turning Point Brands, Inc.

Louisville, KY based Turning Point Brands, Inc. (NYSE: TPB) is a leading U.S. provider of Other Tobacco Products.  TPB, through its three focus brands,  Zig-Zag® in Smoking Products, Stoker’s® in Smokeless Products and the VaporBeast™ distribution engine in NewGen Products, generates solid cash flow which it uses to finance acquisitions, increase brand support and improve its debt/equity ratio.

More information about the company is available at its corporate website, www.turningpointbrands.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as "anticipate," "believe," "expect," "intend," "plan" and "will" or, in each case, their negative, or other variations or comparable terminology.  These forward-looking statements include all matters that are not historical facts.  By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements.  Any forward-looking statement made by TPB in this press release speaks only as of the date hereof.  New risks and uncertainties come up from time to time, and it is impossible for TPB to predict these events or how they may affect it. TPB has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.  Factors that could cause these differences include, but are not limited to:

•	declining sales of tobacco products, and expected continuing decline of sales, in the tobacco industry overall;
•	our dependence on a small number of third-party suppliers and producers;
•	the possibility that we will be unable to identify or contract with new suppliers or producers in the event of a supply or product disruption;
•	the possibility that our licenses to use certain brands or trademarks will be terminated, challenged or restricted;
•	failure to maintain consumer brand recognition and loyalty of our customers;
•	substantial and increasing U.S. regulation;
•	regulation of our products by the FDA, which has broad regulatory powers;
•	uncertainty related to the regulation and taxation of our NewGen products;
•	possible significant increases in federal, state and local municipal tobacco-related taxes;
•	possible significant increases in tobacco-related taxes;
•	possible increasing international control and regulation;
•	our reliance on relationships with several large retailers and national chains for distribution of our products;
•	intense competition and our ability to compete effectively;
•	significant potential product liability litigation;
•	the scientific community’s lack of information regarding the long-term health effects of electronic cigarettes, vaporizer and e-liquid use;
•	our amount of indebtedness;

•	the terms of our credit facilities, which may restrict our current and future operations;
•	competition from illicit sources;
•	our reliance on information technology;
•	security and privacy breaches;
•	contamination of our tobacco supply or products;
•	infringement on our intellectual property;
•	third-party claims that we infringe on their intellectual property;
•	concentration of business with large customers;
•	failure to manage our growth;
•	failure to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions;
•	failure to achieve expected benefits of the VaporBeast acquisition and to integrate VaporBeast’s operations with ours;
•	fluctuations in our results;
•	exchange rate fluctuations;
•	adverse U.S. and global economic conditions;
•	failure to comply with certain regulations;
•	departure of key management personnel or our inability to attract and retain talent;
•	decrease in value of our deferred tax assets;
•	imposition of significant tariffs on imports into the U.S.;
•	reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors, potentially decreasing our stock price;
•	failure to maintain our status as an emerging growth company before the five-year maximum time period a company may retain such status;
•	our principal stockholders will be able to exert significant influence over matters submitted to our stockholders and may take certain actions to prevent takeovers;
•
our certificate of incorporation and bylaws, as well as Delaware law and certain regulations, could discourage or prohibit acquisition bids or merger proposals, which may adversely affect the market price of our common stock;

•
our certificate of incorporation limits the ownership of our common stock by individuals and entities that are Restricted Investors. These restrictions may affect the liquidity of our common stock and may result in Restricted Investors being required to sell or redeem their shares at a loss or relinquish their voting, dividend and distribution rights;

•
future sales of our common stock in the public market could reduce our stock price, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership in us; and

•	we may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

Contacts:

Investment Community
Mark A. Stegeman, Senior Vice President, Chief Financial Officer
ir@tpbi.com, (502) 774-9238

Media
Terry McWilliams, President, Mozaic Investor Relations
ir@tpbi.com, (502) 774-9238

Financial statements follow:

Turning Point Brands, Inc.
Consolidated Statement of Income
(dollars in thousands except share data)

	Three Months Ended
	March 31, 2017	March 31, 2016
Net sales	$66,788	$49,866
Cost of sales	39,122	25,219
Gross profit	27,666	24,647
Selling, general and administrative expenses	16,909	13,738
Operating income	10,757	10,909
Interest expense	4,933	8,462
Investment income	(114)	-
Loss on extinguishment of debt	6,116	-
Income (loss) before income taxes	(178)	2,447
Income tax expense (benefit)	(2,055)	213
Net income	$1,877	$2,234

Basic earnings per common share:
Net income	$0.10	$0.31
Diluted earnings per common share:
Net income	$0.10	$0.27
Weighted average common shares outstanding:
Basic	18,734,393	7,198,337
Diluted	19,633,353	8,354,659

Supplemental disclosures of statement of income information:
Excise Tax Expense	$5,079	$5,266
FDA Fees	$150	$85

Turning Point Brands, Inc.
Consolidated Balance Sheet
(dollars in thousands except share data)

ASSETS	March 31, 2017	December 31, 2016
Current assets:
Cash	$2,248	$2,865
Accounts receivable, net of allowances of $63 in 2017 and $35 in 2016	3,982	2,181
Inventories	60,886	62,185
Other current assets	13,045	11,625
Total current assets	80,161	78,856
Property, plant and equipment, net	7,604	7,590
Deferred income taxes	8,809	6,288
Deferred financing costs, net	745	139
Goodwill	134,303	134,390
Other intangible assets, net	26,962	27,138
Master Settlement Agreement - escrow deposits	30,541	30,410
Other assets	182	209
Total assets	$289,307	$285,020

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,556	$9,153
Accrued liabilities	10,361	15,336
Accrued interest expense	402	394
Current portion of long-term debt	5,850	1,650
Revolving credit facility	29,550	15,034
Total current liabilities	53,719	41,567
Notes payable and long-term debt	191,996	201,541
Postretirement benefits	4,439	4,407
Pension benefits	362	423
Other long-term liabilities	2,916	3,024
Total liabilities	253,432	250,962

Commitments and contingencies

Stockholders' equity:
Preferred stock; $0.01 par value; authorized shares 40,000,000; issued and outstanding shares -0-	-	-
Common stock, voting, $0.01 par value; authorized shares, 190,000,000; issued and outstanding shares, 2017 18,823,935 and 2016 18,402,022	188	184
Common stock, nonvoting, $0.01 par value; authorized shares, 10,000,000; issued and outstanding shares -0-	-	-
Additional paid-in capital	104,640	104,895
Accumulated other comprehensive loss	(3,858)	(4,049)
Accumulated deficit	(65,095)	(66,972)
Total stockholders' equity	35,875	34,058
Total liabilities and stockholders' equity	$289,307	$285,020

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows
(dollars in thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016
Cash flows from operating activities:
Net income	$1,877	$2,234
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on extinguishment of debt	6,116	-
Depreciation expense	354	293
Amortization of deferred financing costs	294	362
Amortization of original issue discount	66	259
Amortization of other intangible assets	175	-
Interest incurred but not paid on PIK Toggle Notes	-	2,254
Deferred income taxes	(2,564)	41
Stock-based compensation expense	45	22
Changes in operating assets and liabilities:
Accounts receivable	(1,801)	1,291
Inventories	1,299	(3,637)
Other current assets	(1,420)	1,455
Other assets	26	416
Accounts payable	(1,597)	724
Accrued pension liabilities	60	64
Accrued postretirement liabilities	32	(28)
Accrued liabilities and other	(5,302)	(4,773)
Net cash provided by (used in) operating activities	(2,340)	977

Cash flows from investing activities:
Capital expenditures	(368)	(454)
Net cash used in investing activities	(368)	(454)

Turning Point Brands, Inc.
Consolidated Statement of Cash Flows (Cont.)
(dollars in thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016
Cash flows from financing activities:
Proceeds from 2017 revolving credit facility	29,550	-
Proceeds from 2017 first lien term loans	145,000	-
Proceeds from 2017 second lien term loan	55,000	-
Payments of financing costs	(4,792)	-
Proceeds from (payments of) old revolving credit facility	(15,034)	1,000
Payments of first lien term loan	(147,312)	(3,150)
Payments of second lien term loan	(60,000)	-
Prepaid equity issuance costs	-	(268)
Exercise of options	679	-
Surrender of options	(1,000)	-
Net cash provided by (used in) financing activities	2,091	(2,418)

Net decrease in cash	(617)	(1,895)
Cash, beginning of period	2,865	4,835
Cash, end of period	$2,248	$2,940

Schedule A

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we use non-U.S. GAAP financial measures, including EBITDA, Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO.  We believe Adjusted EBITDA provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.  Adjusted EBITDA, Net Debt and Gross Profit excluding LIFO are used by management to compare our performance to that of prior periods for trend analyses and planning purposes and is presented to our board of directors.  We believe that EBITDA, Adjusted EBITDA and Gross Profit excluding LIFO are appropriate measures of operating performance because they eliminate the impact of expenses that do not relate to business performance.

We define “EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation and amortization.  We define “Adjusted EBITDA” as net income before interest expense, loss on extinguishment of debt, provision for income taxes, depreciation, amortization, other non-cash items and other items that we do not consider ordinary course in our evaluation of ongoing operating performance.  We define “Net Debt” as total debt less cash.  We define “Gross Profit excluding LIFO” as gross profit less LIFO charges.

Non-U.S. GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP.  Adjusted EBITDA excludes significant expenses that are required by U.S. GAAP to be recorded in our financial statements and is subject to inherent limitations.  In addition, other companies in our industry may calculate this non-U.S. GAAP measure differently than we do or may not calculate it at all, limiting its usefulness as a comparative measure.  The table below provides a reconciliation between net income and Adjusted EBITDA for the three months ended March 31, 2017 and March 31, 2016.

Schedule A

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(dollars in thousands)

	Three Months Ended
	March 31, 2017	March 31, 2016
Net income	$1,877	$2,234
Add:
Interest expense	4,933	8,462
Loss on extinguishment of debt	6,116	-
Income tax expense (benefit)	(2,055)	213
Depreciation expense	354	293
Amortization expense	175	-
EBITDA	$11,400	$11,202
Components of Adjusted EBITDA
LIFO adjustment (a)	1,189	309
Pension/postretirement expense (b)	118	117
Stock options, restricted stock and incentives expense (c)	45	22
Foreign exchange hedging (d)	(69)	(21)
Strategic initiatives (e)	327	432
Launch costs (f)	628	392
Adjusted EBITDA	$13,638	$12,453

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.
(b)	Represents our non-cash Pension/Postretirement expense.
(c)	Represents non-cash stock options, restricted stock and incentives expense.
(d)	Represents non-cash gain and loss stemming from our foreign exchange hedging activities.
(e)	Represents the fees incurred for the study of strategic initiatives and acquisition expenses.
(f)	Represents non-recurring product launch costs of our new product lines.

Schedule B

Turning Point Brands, Inc.
Reconciliation of GAAP Gross Profit to Gross Profit excluding LIFO
(dollars in thousands)

	Consolidated
	Three Months Ended
	March 31, 2017	March 31, 2016
Net sales	$66,788	$49,866
Cost of sales	39,122	25,219
Gross profit	27,666	24,647
Gross margin	41.4%	49.4%

LIFO adjustment (a)	1,189	308
Gross profit excluding LIFO	$28,855	$24,955

Gross margin excluding LIFO	43.2%	50.0%

	Smokeless Segment
	Three Months Ended
	March 31, 2017	March 31, 2016
Net sales	$20,248	$18,339
Cost of sales	10,994	9,129
Gross profit	9,254	9,210
Gross margin	45.7%	50.2%

LIFO adjustment (a)	1,124	416
Gross profit excluding LIFO	$10,378	$9,626

Gross margin excluding LIFO	51.3%	52.5%

(a)	Represents expense related to an inventory valuation allowance for last-in, first-out ("LIFO") reporting.

Schedule C

Turning Point Brands, Inc.
Reconciliation of GAAP Total Debt to Net Debt
(dollars in millions)

	March 31, 2017	December 31, 2016

Cash	$2.2	$2.9

Total Debt	227.4	218.2

Net Debt	$225.2	$215.3

Turning Point Brands, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
April 1, 2016 - March 31, 2017
(dollars in thousands)

	2nd Quarter 2016	3rd Quarter 2016	4th Quarter 2016	1st Quarter 2017	Rolling 12 Months

Net Income	$799	$6,793	$17,087	$1,877	$26,556
Add:
Interest expense	6,876	5,557	5,726	4,933	23,092
Loss on extinguishment of debt	2,824	-	-	6,116	8,940
Income tax expense (benefit)	609	(180)	(12,647)	(2,055)	(14,273)
Depreciation expense	293	310	331	354	1,288
Amortization expense	-	-	58	175	233

EBITDA	$11,401	$12,480	$10,555	$11,400	$45,836
Components of Adjusted EBITDA
LIFO adjustment	264	(78)	397	1,189	1,772
Pension/Postretirement expense	119	117	58	118	412
Stock option and incentives expense	24	99	35	45	203
Foreign exchange hedging (gain) loss	56	-	91	(69)	78
Strategic Initiatives	30	9	1,116	327	1,482
Launch Costs	326	1,051	909	628	2,914
IPO related compensation costs	605	-	310	-	915
Adjusted EBITDA	$12,825	$13,678	$13,471	$13,638	$53,612

Net Debt / 12 months ended March 31, 2017 rolling Adjusted EBITDA	4.2x

Schedule D

Turning Point Brands, Inc.
Net Debt to pro forma acquisition EBITDA
(dollars in thousands)

12 months ended March 31, 2017 rolling Adjusted EBITDA	$53,612
Acquisition adjustment (a)	5,241
Pro forma acquisition EBITDA	$58,853

Net Debt	$225,200

Pro forma Leverage Ratio (b)	3.8	x

(a)	Adjustment to adjusted EBITDA per the 2017 debt agreement to give effect to the fourth quarter 2016 acquisitions.
(b)	Pro forma leverage ratio is calculated by Net Debt / pro forma acquisition EBITDA.